Exhibit 99.B(m)(iv)

Baillie Gifford Funds

SHAREHOLDER SERVICE PLAN

Effective June 29, 2000

Amended as of June 22, 2017

This Shareholder Service Plan (the “Plan”) constitutes the shareholder service plan relating to the Class 2, Class 3, Class 4, and Class 5 (each a “Legacy Class”, and collectively the “Legacy Classes”) shares (the “Shares”) of the Funds listed on Exhibit I hereto (collectively, the “Funds”), each a series of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”).

Section 1.  The Trust, on behalf each Legacy Class of Shares of the Funds, will pay to Baillie Gifford Overseas Limited, a company incorporated in Scotland, that acts as the shareholder and client servicer of each Legacy Class of the Funds’ Shares, or such other entity as shall from time to time act as the shareholder servicer of such Legacy Class of the Funds’ Shares (the “Shareholder Servicer”), a fee (the “Shareholder Service Fee”) for services rendered and expenses borne by the Shareholder Servicer in connection with the provision of personal services provided to investors in Shares of the Funds and/or the maintenance of shareholder accounts, as described in the Shareholder Servicing Agreement between the Trust and the Shareholder Servicer.  Subject to such Agreement and subject to the provisions of Section 7 hereof, the Shareholder Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust.  The Shareholder Service Fee shall be computed, accrued and paid monthly or at such other intervals as the Trustees shall determine.  The Shareholder Servicer may pay all or any portion of the Shareholder Service Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Shareholder Servicer) as service fees pursuant to agreements with such organizations for providing personal services to investors in Shares of the Funds and/or the maintenance of shareholder accounts, and may retain all or any portion of the Shareholder Service Fee as compensation for providing personal services to investors in Shares of the Funds and/or the maintenance of shareholder accounts.

Section 2.  This Plan or any amendments thereto shall not take effect until it has been approved by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, in each case cast in person at a meeting called for the purpose of voting on this Plan.  This Plan shall continue in effect for a period of more than one year after the date this Plan takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan.

Section 3.  Notwithstanding effectiveness of this Plan upon votes required by Section 2 hereof, in no event shall the Trust pay to the Shareholder Servicer any Shareholder Service Fee

under this Plan unless and until the Trustees of the Trust have specifically authorized and approved such payments by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) or both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the payment of Shareholder Service Fees under this Plan.

Section 4.  Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5.  This Plan may be terminated at any time with respect to any Legacy Class or Fund by vote of a majority of the Independent Trustees, or by a majority of the outstanding voting securities of the relevant Legacy Class or Fund.

Section 6.  All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.                                    That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Trust or the relevant Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.                                    That such agreement shall terminate automatically in the event of its assignment; provided, however, in the event of consolidation or merger in which the Shareholder Servicer is not the surviving corporation or which results in the acquisition of substantially all of the Shareholder Servicer’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of the Shareholder Servicer’s assets, the Shareholder Servicer may assign any such agreement to such surviving entity, acquiring entity, assignee or purchaser, as the case may be.

Section 7.  This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval in the manner provided for the continuation of this Plan in Section 2 hereof. This Plan may also not be amended to increase materially the amount to be spent for distribution without shareholder approval.

Section 8. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

EXHIBIT I

International Equity Fund

International Choice Fund

EAFE Fund

EAFE Choice Fund

EAFE Pure Fund

Emerging Markets Fund

Global Alpha Equity Fund

Long Term Global Growth Equity Fund